EXHIBIT 99.1

Integrated Cannabis Solutions Completes Acquisition Agreement

September 2, 2021 Coconut Creek, FL Integrated Cannabis Solutions, Inc., (OTCPINK: IGPK) completed an Acquisition Agreement on September 1, 2021 whereby its wholly owned subsidiary, Integrated Holdings, Inc., will acquire 49.5% of Consolidated Apparel, Inc. from its owner subject to and in return for its assumption and payment of 50% of Consolidated Apparel’s long term liabilities in the form of loans, credit lines and notes. The Acquisition Agreement includes the option to acquire the remaining 50.5% under the same assumption and payment terms to pay the remaining 50% of Consolidated Apparel’s long term liabilities to effect 100% ownership of Consolidated Apparel.

CEO Matt Dwyer commented: “Our acquisition agreement with Consolidated Apparel provides us with a revenue path and our transitioning from a Shell to a Non-Shell status. We look forward to working with Consolidated Apparel, including taking advantage of our plans to supply branding and marketing material for products planned to be made in the Caribbean and exported to Europe.

Consolidated Apparel will operate as IGPK’s subsidiary. We plan to file audited financials of Consolidated Apparel with the SEC in conformity with applicable SEC regulations. Details of the acquisition and the acquisition agreement itself are contained in the Company’s Form 8-K at:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1002771/000147793221006074/igpk_8k.htm

Consolidated Apparel is a manufacturer and branding company of two lines of Athleisure wear, has carved out a niche market catering to the tourist and destination market, and has existing Fortune 500 clients. Consolidated works with its clients through its art department to create the right design and then transfers its art work to shirts through a process called dye sublimation whereby the design will never fade or wash off.

Integrated Cannabis Solutions, in compliance with SEC regulations, will use social media outlets like Facebook or Twitter and its own website at www.igpk.org to announce key information in compliance with Regulation FD.

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Forward-Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, estimates of services and equipment markets, release of corporate apps, growth of platform, target markets, product releases, product demand and, business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. There is no assurance that our plans to supply branding and marketing material for products being made in the Caribbean and exported to Europe will be successfully implemented or otherwise be successful. No information in this press release should be construed in any manner whatsoever as an indication of our future revenues, financial condition, or stock price.

Investor Relations:

Matt Dwyer

matt@igpk.org
www.igpk.org
Twitter @IGPKOTC

954-906-0098

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